Exhibit 10.20

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and Targacept, Inc., a corporation organized and existing under the laws of the State of Delaware with principal offices located in Winston-Salem, North Carolina (“LICENSEE”), is effective as of the date of final signature below (“EFFECTIVE DATE”).

ARTICLE 1 BACKGROUND

1.1. In the course of research conducted under YALE auspices, Drs. Tony George, Kristi Sacco, and Jennifer Vessicchio, in the Department of Psychiatry at YALE (the “INVENTORS”), have produced an invention entitled “Mecamylamine and Other Nicotinic Antagonists for Augmentation of SSRI, MAOIs, TCA and Other Antidepressants (OCR 1625)” (the “INVENTION”).

1.2. The INVENTORS have assigned to YALE all of all INVENTORS’ right, title and interest in and to the INVENTION and any resulting patents.

1.3. YALE wishes to have the INVENTION and any resulting patents commercialized to benefit the public good.

1.4. LICENSEE has agreed with YALE to induce YALE to enter into this Agreement that it shall, solely to the extent expressly provided in Article 7, act diligently to develop and commercialize the LICENSED PRODUCTS for public use.

1.5. YALE is willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

1.6. In consideration of these statements and mutual promises, YALE and LICENSEE agree to the terms of this Agreement.

ARTICLE 2 DEFINITIONS

The following terms used in this Agreement shall be defined as set forth below:

2.1. “AFFILIATE” shall mean, with respect to any entity (including, without limitation, either party hereto), any entity or person that directly or indirectly controls, is controlled by or is under common control with such entity. For purposes of this definition, “control” means possession of the power to direct the management of an entity, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

2.2. “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of, or under, this Agreement in any manner, whether orally,

visually or in tangible form, that directly relates to LICENSED PATENTS, LICENSED PRODUCTS or LICENSED METHODS or the Agreement itself, unless such information is subject to an exception described in Article 8.2; provided, however, that CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked “Confidential” at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential at the time of disclosure and subsequently reduced to writing (including, for this purpose, email), marked confidential and delivered to the other party within thirty (30) days after such disclosure. Subject to Article 8.2, CONFIDENTIAL INFORMATION shall include, without limitation, materials, know-how and data, technical or non-technical, trade secrets, inventions, methods and processes, whether or not patentable.

2.3. “EARNED ROYALTY” is defined in Article 6.1.

2.4. “EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

2.5. “FIELD” shall mean all therapeutic uses in humans.

2.6. “FIRST SALE” shall mean, with respect to a LICENSED PRODUCT or LICENSED METHOD, the first sale, that results in NET SALES, to a third party of such LICENSED PRODUCT or LICENSED METHOD after all regulatory approvals necessary for the commercialization of such LICENSED PRODUCT or LICENSED METHOD in the country in which such sale is made have been obtained. For purposes of clarity, for each LICENSED PRODUCT developed by LICENSEE, there can only be one FIRST SALE under this Agreement.

2.7. “INSOLVENT” shall mean that LICENSEE is insolvent as defined by the United States Bankruptcy Code, as amended from time to time

2.8. “INVENTION” and “INVENTOR” are defined in Article 1.1.

2.9. “LICENSE” refers to the license granted under Article 3.1.

2.10. “LICENSED INFORMATION” shall mean all preclinical and clinical data controlled by Yale as of the EFFECTIVE DATE and directly relating to the INVENTION.

2.11. “LICENSED METHODS” shall mean any method, procedure, service or process the practice of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT.

2.12. “LICENSED PATENTS” shall mean: (i) the patent applications listed in Appendix A, together with all continuations, divisionals and continuations-in-part that include any claim that is directed to subject matter described in the patent applications listed on Appendix A (collectively, the “Applications”); (ii) all patents issuing from or claiming priority to any of the Applications during the TERM, together with all reissues, re-examinations or extensions thereof or substitutes therefor (the “Patents”) and (iii) the relevant international counterparts of each of the Applications and Patents. Appendix A is incorporated into this Agreement herein by reference.

2.13. “LICENSED PRODUCT” shall mean any product (including any apparatus or kit), or component part thereof, the manufacture, use or sale of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT.

2.14. “LICENSED TERRITORY” shall mean the entire world.

2.15. “NDA” shall mean a new drug application filed with the United States Food and Drug Administration to obtain marketing approval for a LICENSED PRODUCT in the United States.

2.16. “NET SALES” shall mean:

(a) gross invoice price from the sale or other transfer or disposition of the LICENSED PRODUCTS or LICENSED METHODS, or from services performed using LICENSED PRODUCTS or LICENSED METHODS, by LICENSEE, SUBLICENSEES or its AFFILIATES to third parties, except as set forth in Article 2.16(b), less the following deductions, provided they actually pertain to the disposition of the LICENSED PRODUCTS or LICENSED METHODS:

(i) all discounts (including chargebacks), credits and allowances on account of returns;

(ii) all amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions determined by LICENSEE or a SUBLICENSEE or an AFFILIATE in good faith;

(iii) all rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and without limitation, Federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country;

(iv) all invoiced amounts that are not collected by LICENSEE or a SUBLICENSEE or an AFFILIATE, including bad debts (provided that deductions for bad debt in any calendar quarter shall not exceed [********]of aggregate gross sales for such quarter pursuant to clause (a) (i.e., before application of sub clauses (i-v)));

(v) all duties, taxes and other governmental levies, fees or charges levied on the sale, transportation or delivery of LICENSED PRODUCTS or practice of the LICENSED METHODS (to the extent included separately on the applicable invoice), but not including income taxes; and

(vi) [********]of the amount arrived at after application of the provisions of items (i) through (v) above as an allowance for transportation costs, distribution expenses, special packaging and related insurance charges; provided that, if such costs, expenses and charges are itemized separately on the applicable invoice, such deduction shall instead be equal to the aggregate amount therefor shown on such invoice.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents or those on LICENSEE’s, SUBLICENSEE’s or an AFFILIATE’s payroll or for the cost of collection.

NET SALES shall be calculated using the selling party’s (LICENSEE’s or a SUBLICENSEE’s or an AFFILIATE’s) internal audited systems used to report such sales, as adjusted for any of items (i) to (vi) (inclusive) above not taken into account in such systems. Deductions pursuant to clause (iv) above shall be taken in the quarter in which such sales are no longer recorded as a receivable.

For purposes of clarity, sales of a LICENSED PRODUCT or LICENSED METHOD in any country in the LICENSED TERRITORY in which the sale of such LICENSED PRODUCT or LICENSED METHOD would not infringe a VALID CLAIM of a LICENSED PATENT shall not be taken into account in determining NET SALES.

(b) “NET SALES” shall not include the gross invoice price for LICENSED PRODUCTS or LICENSED METHODS sold to, or services performed using LICENSED PRODUCTS or LICENSED METHODS for, any SUBLICENSEE or AFFILIATE unless such SUBLICENSEE or AFFILIATE is the end user of any LICENSED PRODUCT or LICENSED METHOD, in which case such consideration shall be included in NET SALES at the average selling price charged to a third party during the same quarter. Also, none of (i) the use of any LICENSED PRODUCT in a clinical trial, preclinical study or other research or development activity, (ii) the disposal or transfer of a LICENSED PRODUCT for purposes of a sampling program or for charitable, manufacturing, testing or qualification, regulatory or governmental purposes, or (iii) the sale, disposal or transfer of a LICENSED PRODUCT on a treatment investigational new drug application, named patient or compassionate use or other similar basis, shall give rise to any NET SALES.

2.17. “QUALIFIED SUBLICENSEE” shall mean any entity that is, or is an Affiliate of, either (i) one of the [********] largest biotechnology or pharmaceutical companies in the world, as measured by annual sales, or (ii) any other entity that has assets of at least $[********].

2.18. “REASONABLE COMMERCIAL EFFORTS” shall mean documented efforts that are consistent with those typically utilized by companies of similar size and with similar resources and expertise in the development of products and services with market potential similar to LICENSED PRODUCTS and LICENSED METHODS, taking into account all relevant scientific, clinical, regulatory, financial, competitive and commercial factors.

2.19. “ROYALTY TERM” is defined in Article 3.4.

2.20. “SUBLICENSE INCOME” shall mean all amounts (excluding Excluded Amounts, as described below) received by LICENSEE from a SUBLICENSEE, but only if the sublicense to LICENSED PATENTS or LICENSED METHODS is not combined, whether or not in the same agreement, with (i) a license to issued patents or pending patent applications owned or licensed by LICENSEE or its AFFILIATES (other than LICENSED PATENTS) that claim or cover compounds or their use in the FIELD or (ii) an agreement by LICENSEE or its AFFILIATES to collaborate with such SUBLICENSEE to discover, research, develop or commercialize compounds or products for use in the FIELD.

“Excluded Amounts” means all payments made to LICENSEE or its AFFILIATES: (i) as royalties on the sale of products; (ii) upon the achievement of, or based on, clinical, regulatory, commercialization or sales milestones; (iii) under a credit facility; (iv) in consideration of (A) any issuance of equity or debt securities by LICENSEE or its AFFILIATES, (B) any supply of compounds or related materials by or on behalf of LICENSEE or its AFFILIATES, or (C) any research, development or other activities that LICENSEE or its AFFILIATES may perform on behalf of a SUBLICENSEE, provided that such payments do not exceed the fair market value of such securities, supply or activities, as applicable; (v) that LICENSEE or its AFFILIATES may be required to repay (e.g., a loan); (vi) as reimbursement of actual patent prosecution and maintenance costs and expenses; or (vii) in connection with awards or judgments in patent or other intellectual property right enforcement.

2.21. “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, have sold, import or export any LICENSED PRODUCT or to practice any LICENSED METHOD; provided that a contract research organization or contract manufacturer contracted by LICENSEE or a SUBLICENSEE or an AFFILIATE to perform services on a fee-for-service basis related to the manufacturing and/or research or development of LICENSED PRODUCTS only, and not sales of LICENSED PRODUCTS, shall not be a SUBLICENSEE.

2.22. “TARGACEPT PATENT” shall mean all issued and unexpired patents or pending patent applications owned or licensed by LICENSEE or any of its AFFILIATES during the TERM that contain a VALID CLAIM that would be infringed by the manufacture, use, sale or other exploitation of a LICENSED PRODUCT by a third party in the absence of a license from LICENSEE (or such AFFILIATE); provided that (i) LICENSED PATENTS are not TARGACEPT PATENTS, (ii) no pending patent application that solely covers a method of manufacture or delivery shall be a TARGACEPT PATENT and (iii) no issued patent that solely covers a method of manufacture or delivery shall be a TARGACEPT PATENT unless, with respect to a particular LICENSED PRODUCT, no third party could reasonably be expected to manufacture and market such LICENSED PRODUCT to treat the indication for which LICENSEE or any of its AFFILIATES or SUBLICENSEES is commercializing such LICENSED PRODUCT without infringing such patent in the absence of a license from LICENSEE or any of its AFFILIATES.

2.23. “TERM” is defined in Article 3.4.

2.24. “VALID CLAIM” shall mean a claim of a pending or issued and unexpired LICENSED PATENT so long as such LICENSED PATENT (i) if a pending patent application, is being prosecuted in good faith and shall not have been irrevocably abandoned or finally disallowed without the possibility of appeal or re-filing or (ii) if an issued and unexpired patent, shall not have been finally canceled, withdrawn, abandoned or rejected by any administrative agency or other authority of competent jurisdiction, shall not have been permanently revoked, declared to be invalid, unpatentable or unenforceable in an unappealable (or unappealed within the time allowed for appeal) decision of a court or other authority or competent jurisdiction through no challenge by LICENSEE.

ARTICLE 3 LICENSE GRANT AND TERM

3.1. Subject to the terms and conditions of this Agreement, YALE hereby grants to LICENSEE an exclusive license, with the right to sublicense, under the LICENSED PATENTS and a non-exclusive license, with the right to sublicense, under the LICENSED INFORMATION, in each case to make, have made, use, sell, have sold, import, export and otherwise exploit LICENSED PRODUCTS, and to practice any LICENSED METHOD, within the FIELD in the LICENSED TERRITORY (the “LICENSE”). YALE (i) represents to LICENSEE that The Donaghue Foundation (“TDF”) provided funding (but not any inventive contribution) to YALE in support of the research activities giving rise to the INVENTION and (ii) covenants to LICENSEE that TDF has irrevocably waived and disclaimed all of TDF’s right, title and interest in and to the INVENTION and the LICENSED PATENTS in a valid, binding and enforceable written agreement between TDF and YALE so as to enable LICENSEE to enjoy the exclusivity intended by the LICENSE with no obligation, financial or otherwise, of LICENSEE to TDF.

3.2. To the extent that any invention included within the LICENSED PATENTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “Federal Patent Policy”). As a condition of the LICENSE granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the LICENSED PATENTS, including, solely if and to the extent applicable, the obligation that LICENSED PRODUCTS used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Agreement obligates or shall obligate YALE to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the Federal Patent Policy with respect to the LICENSED PATENTS.

3.3. The LICENSE is expressly made subject to YALE’s reservation of the right, on behalf of itself and all other non-profit academic research institutions, to make, use and practice the LICENSED PATENTS and LICENSED METHODS for research, clinical, teaching or other non-commercial purposes, and not for purposes, whether itself or through any licensee or other third party, of commercial development, use, manufacture or distribution. Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of YALE other than the LICENSED PATENTS.

3.4. Unless terminated earlier as provided in Article 13, the royalty term of this Agreement (the “ROYALTY TERM”) shall commence on the EFFECTIVE DATE and shall automatically expire, for purposes of any country, on the date on which the last of the LICENSED PATENTS in such country that include at least one VALID CLAIM expires. The term of this Agreement (the “TERM”) shall expire upon expiration of the last-to-expire ROYALTY TERM or, if earlier, upon the effective date of termination in accordance with Article 13.

3.5. Except as expressly provided in this Agreement, under no circumstances will LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of YALE.

ARTICLE 4 SUBLICENSES

4.1. LICENSEE may sublicense the rights granted to it under this Agreement without the consent of YALE.

4.2. Any sublicense granted by LICENSEE shall include provisions designed to protect CONFIDENTIAL INFORMATION and substantially the same provisions on Patent Notices and Use of YALE’s Name as are agreed to in this Agreement and such other provisions as are needed to enable LICENSEE to comply with this Agreement. LICENSEE will provide YALE with a copy of each sublicense agreement (and all amendments thereof) promptly after execution. LICENSEE shall remain responsible for the performance of all SUBLICENSEES under any such sublicense as if such performance were carried out by LICENSEE itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to YALE.

4.3. LICENSEE shall pay royalties to YALE on NET SALES of SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its AFFILIATES, regardless of the royalty rates payable by SUBLICENSEES to LICENSEE under a sublicense agreement. In addition, LICENSEE shall pay to YALE [********] ([********]) of any SUBLICENSE INCOME.

4.4. LICENSEE agrees that it has sole responsibility to promptly notify YALE of termination of any sublicense.

ARTICLE 5 LICENSE INITIATION FEE; MILESTONE; ROYALTIES

5.1. LICENSEE shall pay to YALE, (i) a non-refundable license initiation fee of [********] ($[********]) and (ii) the amount of [********] ($[********]) to reimburse YALE for all expenses incurred as of the EFFECTIVE DATE in the filing, prosecution, and maintenance of the LICENSED PATENTS.

5.2. LICENSEE shall make the following non-refundable milestone payments to YALE within thirty (30) days after the applicable milestone event(s) set forth below:

(a) [********] ($[********]) (i) upon the issuance of the first U.S. patent included in the LICENSED PATENTS that would be infringed, in the absence of a license from YALE, by the commercial sale by LICENSEE of mecamylamine hydrochloride together with citalopram hydrobromide or (ii) if the first to issue U.S. patent included in the LICENSED PATENTS would not be infringed, in the absence of a license from YALE, by the commercial sale by LICENSEE of mecamylamine hydrochloride together with citalopram hydrobromide, upon the sixtieth (60th) day after the date on which LICENSEE pays the issuance fee (following receipt of the notice of allowance) for such U.S. patent.

(b) [********] ($[********]) when LICENSEE or any of its SUBLICENSEES or AFFILIATES files an NDA for each LICENSED PRODUCT developed by LICENSEE.

(c) [********] ($[********]) upon the FIRST SALE of each LICENSED PRODUCT developed by LICENSEE.

For purposes of clarity, the racemate and enantiomers of any compound shall be considered to be the same compound such that, to the extent that any of the racemate or either of the enantiomers is contained in or comprises a LICENSED PRODUCT, such racemate and enantiomers shall be considered together to be the same LICENSED PRODUCT and therefore subject to a single milestone stream hereunder.

For purposes of further clarity, with respect to each of the foregoing milestone payments, such milestone payment shall not be due or payable by LICENSEE if this Agreement is terminated pursuant to Article 13 and such termination becomes effective prior to the date on which the event (or, in the case of Article 5.2(a)(ii), the date) giving rise to such milestone payment occurs.

5.3. Neither the license initiation fee set forth in Article 5.1 nor the milestone payments set forth in Article 5.2 shall be credited against EARNED ROYALTIES payable under Article 6.

ARTICLE 6 EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

6.1. During the TERM, as partial consideration for the LICENSE, LICENSEE shall pay to YALE an earned royalty on cumulative NET SALES of LICENSED PRODUCTS or LICENSED METHODS by LICENSEE or its SUBLICENSEES or AFFILIATES in each calendar (January 1 through December 31) year (“EARNED ROYALTIES”) according to the following schedule:

Annual NET SALES	Prior to Expiration of the Last TARGACEPT PATENT	After Expiration of the last TARGACEPT PATENT
$[********]	[********]%	[********]%

>$[********]	[********]%	[********]%

>$[********]	[********]%	[********]%

> $[********]	[********]%	[********]%

By way of example, if cumulative NET SALES of LICENSED PRODUCTS in a particular calendar year are $[********]and there is at least one unexpired TARGACEPT PATENT, EARNED ROYALTIES payable hereunder would be determined as follows:

[********]

For purposes of clarity, LICENSEE’s obligation to pay EARNED ROYALTIES shall be imposed only once with respect to the same unit of a LICENSED PRODUCT or LICENSED METHOD regardless of how many LICENSED PATENTS or VALID CLAIMS pertain thereto.

6.2. Notwithstanding Article 6.1, if (i) the practice of any portion of the LICENSE (including, without limitation, the sale of LICENSED PRODUCTS or LICENSED METHODS), or the manufacture, use, sale or other exploitation of a LICENSED PRODUCT or LICENSED METHOD, by LICENSEE or any of its AFFILIATES or SUBLICENSEES in a particular country would or would reasonably be expected to infringe upon an issued patent of a third party in the absence of a license (whether or not any other LICENSED PRODUCT or LICENSED METHOD could be manufactured, used, sold or otherwise exploited without a license to such third party patent) and (ii) LICENSEE or any of its AFFILIATES or SUBLICENSEES obtains a license to such third party patent, the amount of EARNED ROYALTIES payable by LICENSEE shall be reduced by an amount equal to the lesser of (A) [********] ([********]) of the amounts paid to secure such third party license or (B) the amount that results in aggregate EARNED ROYALTIES of at least [********]of NET SALES for such calendar quarter.

6.3. LICENSEE shall pay all EARNED ROYALTIES accruing to YALE within ninety (90) days from the end of each calendar quarter (i.e., March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur.

6.4. During the TERM, LICENSEE agrees to pay YALE annual Minimum Royalty Payments (“MRP”), commencing after the first anniversary of the date of the FIRST SALE of the first LICENSED PRODUCT or LICENSED METHOD. The MRP shall be in the following amounts:

1st anniversary of FIRST SALE	$[********]

2nd anniversary of FIRST SALE	$[********]

3rd anniversary of FIRST SALE and every anniversary of FIRST SALE thereafter	$[********]

Each MRP shall be payable by LICENSEE on the anniversary of the EFFECTIVE DATE that first occurs after the applicable anniversary of FIRST SALE.

6.5. LICENSEE shall continue to pay the MRP until the end of the TERM. YALE shall fully credit each MRP made against any EARNED ROYALTIES payable by LICENSEE in the same year and thereafter until exhausted.

6.6. All EARNED ROYALTIES and other payments due under this Agreement shall be paid to YALE in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date and YALE shall be entitled to recover reasonable attorneys’ fees and costs related to the enforcement of this Agreement to collect such payment. The payment of such interest shall not foreclose YALE from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

ARTICLE 7 DUE DILIGENCE

7.1. LICENSEE shall use all REASONABLE COMMERCIAL EFFORTS to develop at least one LICENSED PRODUCT or LICENSED METHOD for commercialization in the United States. Failure to do so shall, if determined to be a material breach and subject to the applicable cure period, be subject to termination under Article 13.

7.2. Within sixty (60) days after each anniversary of the EFFECTIVE DATE, LICENSEE shall provide a written report to YALE summarizing LICENSEE’s progress in its development or commercialization of at least one LICENSED PRODUCT or LICENSED METHOD; provided that such reporting obligation shall expire upon the FIRST SALE of at least one LICENSED PRODUCT.

7.3. LICENSEE shall immediately notify YALE if at any time LICENSEE finally abandons both its research, development or marketing of LICENSED PRODUCTS and LICENSED METHODS and its intent to research, develop and market such products or methods.

7.4. Without prejudice to YALE’s rights under Article 13, LICENSEE agrees that YALE shall be entitled to terminate this Agreement if LICENSEE provides YALE with the notice set forth in Article 7.3.

ARTICLE 8 CONFIDENTIALITY AND PUBLICITY

8.1. Subject to the parties’ rights and obligations pursuant to this Agreement, YALE and LICENSEE agree that during the TERM and for five (5) years thereafter, each of them:

(a) will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

(b) will only disclose that part of the other party’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents to carry out its responsibilities under this Agreement; and

(c) will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement (including, in the case of LICENSEE, in the development or commercialization of LICENSED PRODUCTS OR LICENSED METHODS) or disclose the other party’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; provided that LICENSEE shall be permitted to disclose YALE’s CONFIDENTIAL INFORMATION (including, solely for this purpose, the terms of this Agreement) (i) to its legal and financial advisors, (ii) to its auditor, (iii) in connection with any actual or potential debt or equity financing, (iv) to any actual or potential SUBLICENSEE or (v) in connection with any acquisition or business combination; provided that, in case of clauses (iv) or (v), any such disclosure is made subject to an obligation of confidentiality at least substantially similar to those contained herein; and

(d) will, within sixty (60) days of receipt of written request from a party following termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement, except for one copy which may be retained by the recipient for monitoring compliance with this Article 8.

8.2. The obligations of non-use and confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

(a) was known to the recipient prior to the disclosure by the disclosing party; or

(b) is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

(c) is rightfully given to the recipient from sources independent of the disclosing party; or

(d) is established by written evidence to have been independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party; or

(e) is required to be disclosed by law, rule or regulation (including, in the case of LICENSEE or AFFILIATES, stock exchange or listing organization requirements) in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order (in each case to the extent practicable under the circumstances).

8.3. Except as required by law, rule or regulation (including, in the case of LICENSEE or its AFFILIATES, stock exchange or listing organization requirements) or permitted by Article 8.1(c), neither party may disclose the financial terms of this Agreement without the prior written consent of the other party.

ARTICLE 9 REPORTS, RECORDS AND INSPECTIONS

9.1. LICENSEE shall, within ninety (90) days after the calendar year in which NET SALES first occur, and within ninety (90) days after each calendar quarter (i.e., March 31, June 30, September 30 and December 31) thereafter, provide YALE with a written report detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED PRODUCTS and LICENSED METHODS during the preceding calendar quarter and calculating the payments due pursuant to Article 6. NET SALES of LICENSED PRODUCTS or LICENSED METHODS shall be deemed to have occurred on the date of invoice for such LICENSED PRODUCTS or LICENSED METHODS. Each such report shall be signed by an officer of LICENSEE (or the officer’s designee), and must include:

(a) the number of LICENSED PRODUCTS sold or otherwise transferred or disposed of, and the amount of LICENSED METHODS sold, by LICENSEE, SUBLICENSEES and AFFILIATES;

(b) a calculation of NET SALES for the applicable reporting period, including the gross invoice prices charged for the LICENSED PRODUCTS and LICENSED METHODS and detailing any permitted deductions made pursuant to Article 2.16;

(c) a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

(d) names and addresses of all SUBLICENSEES and the type and amount of SUBLICENSE INCOME, if any, received from each SUBLICENSEE.

9.2. LICENSEE and its SUBLICENSEES shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. LICENSEE shall preserve such books and records for three (3) years after the calendar year to which they pertain. Such books and records shall be open to inspection by YALE or an independent certified public accountant selected by YALE, at YALE’s expense, during normal business hours upon thirty (30) days prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE. In the event LICENSEE underpaid the amounts due to YALE with respect to the audited period by more than five percent (5%), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, within thirty (30) days of receiving notice thereof from YALE.

9.3. On or before the ninetieth (90th) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide YALE with LICENSEE’s certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement. This Article 9.3 shall not apply if and for so long as LICENSEE has a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

ARTICLE 10 PATENT PROTECTION

10.1. From and after the EFFECTIVE DATE, LICENSEE shall be responsible for all actually incurred, reasonable costs of filing, prosecution and maintenance of all United States patent applications contained in the LICENSED PATENTS. Any and all such United States patent applications, and resulting issued patents, shall remain the property of YALE.

10.2. From and after the EFFECTIVE DATE, LICENSEE shall be responsible for all actually incurred, reasonable costs of filing, prosecution and maintenance of all foreign patent applications, and patents contained in the LICENSED PATENTS in countries outside the United States in the LICENSED TERRITORY selected by LICENSEE with the consent of YALE, not to be unreasonably withheld, conditioned or delayed. All such applications or patents shall remain the property of YALE.

10.3. If LICENSEE fails to pay the expenses of filing, prosecuting or maintaining a LICENSED PATENT in the United States, then LICENSEE’s rights under this Agreement shall terminate automatically with respect to such LICENSED PATENT in the United States.

10.4. The costs mentioned in Articles 10.1 and 10.2 shall include, but are not limited to, taxes, annuities, working fees, maintenance fees and renewal and extension charges. Payment of such costs shall be made, at YALE’s option, either directly to patent counsel or by reimbursement to YALE. In either case, LICENSEE shall make payment directly to the appropriate party within thirty (30) days after receiving its invoice.

10.5.    (a) Subject to this Article 10.5, all pending patent applications and issued patents included in the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by outside patent counsel chosen by YALE subject to the approval of LICENSEE, not to be unreasonably withheld. YALE shall instruct patent counsel to (i) keep both YALE and LICENSEE regularly informed of the progress of the prosecution, issuance and maintenance of all such patent applications and patents, (ii) make itself available with reasonable notice, at reasonable times and with reasonable frequency for consultation with LICENSEE and its outside patent counsel, (iii) give both YALE and LICENSEE reasonable opportunity to review and comment on the type and scope of useful claims and the nature of supporting disclosures, (iv) give due consideration in good faith to comments received from LICENSEE or its outside patent counsel and (v) give LICENSEE at least thirty (30) days prior written notice of all meetings and material communications with any patent authorities concerning the LICENSED PATENTS and to permit LICENSEE to participate in such meetings or communications. YALE will not finally abandon any patent application included in the LICENSED PATENTS without LICENSEE’s prior written consent. LICENSEE shall have the sole right, in good faith, to determine whether to seek or obtain any patent term extension(s), restoration(s) or the like that may be available in the future with respect to the LICENSED PATENTS in any part of the LICENSED TERRITORY. Neither party shall have any liability to the other party for damages, whether direct, indirect or incidental, consequential or otherwise, arising from its good faith decisions, actions and omissions in connection with patent prosecution hereunder if such party shall have complied with its obligations under this Article 10.5(a).

(b) Notwithstanding Article 10.5(a), upon thirty (30) days written notice to YALE, LICENSEE (or its AFFILIATES or SUBLICENSEES) shall have the right to assume the sole responsibility for the preparation, prosecution, filing and maintenance, by outside patent counsel chosen thereby and reasonably acceptable to YALE, of all pending patent applications and issued patents included in the LICENSED PATENTS; provided that such rights shall be expressly subject to the obligations of LICENSEE (or, as applicable, its AFFILIATES or SUBLICENSEES) to instruct patent counsel to (i) [********], (ii) keep YALE regularly informed of the progress, issuance and maintenance of all such patent applications and patents, (iii) give YALE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures, (iv) give due consideration in good faith to comments received from YALE or its outside patent counsel, (v) not make any changes that would materially limit either the scope or number of claims without YALE’s prior written consent and (vi) not to finally abandon any patent application included in the LICENSED PATENTS without YALE’s prior written consent.

10.6. LICENSEE shall mark, and shall contract with its SUBLICENSEES to mark, all LICENSED PRODUCTS with the numbers of all patents included in LICENSED PATENTS that cover the LICENSED PRODUCTS. Without limiting the foregoing, all LICENSED PRODUCTS shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such LICENSED PRODUCTS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 11 INFRINGEMENT AND LITIGATION

11.1. Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED PATENTS and shall supply the other party with documentation of the infringing activities that it possesses, if any.

11.2. During the TERM:

(a) LICENSEE shall have the first right, but shall not be obligated, to defend the LICENSED PATENTS against infringement or interference in the FIELD and in the LICENSED TERRITORY by third parties. This right includes bringing any legal action for infringement and defending any counterclaim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. If, in the reasonable opinion of LICENSEE’s and YALE’s respective counsels, YALE is required to be a named party to any such suit for standing purposes, LICENSEE may join YALE as a party; provided, however, that (i) YALE shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined YALE as a party; and (iii) LICENSEE shall keep YALE reasonably apprised of all material developments in any such action. LICENSEE may settle such suits, whether by agreement, consent, judgment, voluntary dismissal or otherwise, solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that any such settlement that imposes any restrictions or obligations on YALE shall be entered into only with YALE’s prior written consent. LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and reasonable expense of LICENSEE, YALE shall have no obligation regarding the legal actions described in Article 11.2 unless required to participate by law. However, YALE shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’s out of pocket expenses and second to YALE’s out of pocket expenses, in each case including legal fees. If there is any excess recovery following payment of such expenses: (A) any amount recovered specifically for lost profits or sales shall be treated as NET SALES in the calendar quarter in which such recovery is paid and shall be subject to EARNED

ROYALTIES payable to YALE in respect of such NET SALES; (B) any amount recovered specifically as punitive or treble damages shall be treated as SUBLICENSE INCOME; and (C) if both clause (A) and clause (B) apply, the amount of such excess recovery shall apply to clause (A) and clause (B) in the same proportion as (1) the amount recovered specifically for lost profits or sales bears to (2) the amount recovered specifically as punitive or treble damages.

(b) In the event LICENSEE fails to initiate and pursue commercially reasonable steps within one hundred twenty (120) days of (i) notification of infringement from YALE to eliminate the infringement or interference or (ii) the date LICENSEE otherwise first becomes aware of an infringement, whichever is earlier, YALE shall have the right to initiate such legal action at its own expense. If, in the reasonable opinion of YALE’s and LICENSEE’s respective counsel, LICENSEE is required to be a named party in any such suit for standing purposes, YALE may join LICENSEE as a party, subject to the same conditions to the joining of YALE set forth in Article 11.2(a). In such case, LICENSEE shall provide reasonable assistance to YALE if requested to do so. YALE may settle, whether by agreement, consent, judgment, voluntary dismissal or otherwise, such actions solely through its own counsel; provided, however, that any such settlement that imposes any restrictions or obligations on LICENSEE shall be entered into only with LICENSEE’s prior written consent. Any recovery shall be retained by YALE.

11.3. In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to remove the country where the suit was filed from the LICENSED TERRITORY upon thirty (30) days written notice to the other party in accordance with the terms of Article 15.

ARTICLE 12 USE OF YALE’S NAME

LICENSEE shall not use the name “Yale” or “Yale University,” or any variation or adaptation thereof, or any trademark, tradename or other designation owned by YALE, or the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of YALE in each instance, except that LICENSEE may state that it has licensed from YALE one or more of the patents and applications comprising the LICENSED PATENTS. YALE shall not use the name “Targacept” or any variation or adaptation thereof, or any trademark, tradename or other designation owned by LICENSEE, or the names of any of its directors, officers, employees or agents, for any purpose without the prior written consent of LICENSEE in each instance, except that YALE may state that LICENSEE has licensed from it one or more of the patents and applications comprising the LICENSED PATENTS.

ARTICLE 13 TERMINATION

13.1. YALE shall have the right to terminate this Agreement upon written notice to LICENSEE in the event LICENSEE:

(a) fails to make any payment whatsoever due and payable pursuant to this Agreement unless LICENSEE shall make all such payments (and all interest due on such payments under Article 6.4) within the thirty (30) day period after receipt of written notice from YALE; or

(b) subject to Article 16.3, commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the one hundred twenty (120) day period after receipt of written notice thereof from YALE (or upon receipt of such notice if such breach is not capable of being cured);

(c) fails to obtain or maintain adequate insurance as described in Article 14 and does not cure such breach within the ten (10) day period after receipt of written notice thereof from YALE;

(d) as provided in Article 7.4.

13.2. This Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes INSOLVENT, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

13.3. LICENSEE shall have the right to terminate this Agreement upon thirty (30) days prior written notice to YALE.

13.4. Upon termination of this Agreement for any reason (but, for purposes of clarity, not expiration of the TERM), all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and YALE has the option, in its discretion, to terminate any sublicense granted by LICENSEE. Upon such termination (but not expiration of the TERM), LICENSEE shall cease to manufacture or sell LICENSED PRODUCTS and cease to practice LICENSED METHODS; provided that, as applied to the terms “LICENSED PRODUCTS” and “LICENSED METHODS” as used in this Article 13.4 and notwithstanding Article 2.24, “VALID CLAIM” shall, mean (i) a valid and enforceable claim of an issued and unexpired LICENSED PATENT or (ii) a claim of a pending application included in LICENSED PATENTS that is being prosecuted in good faith and that has not been irrevocably abandoned or finally disallowed without the possibility of appeal or re-filing where such claim, if such patent application were to issue as a patent, would be valid and enforceable. Within sixty (60) days after the effective date of termination LICENSEE shall deliver to YALE:

(a) the last report required under Article 7 or 9; and

(b) all payments incurred up to the effective date of termination.

13.5. Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all such accrued royalties and other payments specified by Article 5 and 6. The following provisions shall survive any termination: Articles 2 and 8, Article 9.2, Article 10.5 (last sentence only), Article 12, this Article 13.5, Article 14, Article 15, Article 16.1, Article 16.3 and Article 17. The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein.

13.6. The rights provided in this Article 13 shall be in addition and without prejudice to any other rights which the parties may have with respect to any default or breach of the provisions of this Agreement.

13.7. Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

ARTICLE 14 INDEMNIFICATION; INSURANCE; WARRANTIES AND DISCLAIMERS

14.1. LICENSEE shall defend, indemnify and hold harmless YALE, its trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns (“Indemnified Parties”) against any and all liabilities, claims, demands, damages, judgments and expenses of any nature, including without limitation legal expenses and reasonable attorneys’ fees, under any theory of liability (including, without limitation, tort, warranty, or strict liability), arising out of the death, personal injury or illness of any person, or damage to any property, resulting from the production, manufacture, sale, use, lease or other disposition or consumption, promotion or advertisement of the LICENSED PRODUCTS or LICENSED METHODS by LICENSEE, its AFFILIATES, SUBLICENSEES; provided that LICENSEE shall have no obligation hereunder to Indemnified Parties with respect to liabilities, claims or demands (“Claims”), damages, judgments, losses and expenses to the extent that they arise out of the gross negligence or willful misconduct of any Indemnified Party.

14.2. YALE shall give LICENSEE prompt (and, in any event, within thirty (30) days after YALE’s receipt of written notice of a Claim) written notice of any Claim asserted for which any Indemnified Party seeks to enforce Article 14.1, specifying in an amount of detail reasonable under the circumstances the nature of the Claim; provided that the failure to provide such notice on a timely basis shall not relieve LICENSEE of any obligation that it may have under Article 14.1, except to the extent that the defense of such Claim is materially prejudiced by such failure. LICENSEE shall have the opportunity to defend, negotiate and settle such claims using counsel of its choice; provided, however, that (i) any Indemnified Party shall be entitled to participate in the defense of such matter and to employ, at its expense, counsel to assist therein and (ii) LICENSEE shall not be responsible or bound by any settlement of any Claim without its prior written consent. YALE shall ensure that all Indemnified Parties seeking to enforce Article 14.1 provide LICENSEE with such information and assistance as LICENSEE may reasonably request, at the reasonable expense of LICENSEE.

14.3. LICENSEE shall purchase and maintain in effect during the TERM, and shall require its SUBLICENSEES (other than QUALIFIED SUBLICENSEES which may elect to self-insure and other than SUBLICENSEES with rights limited to in vitro and animal research) to purchase and maintain in effect during the TERM, a policy of general liability insurance. Such insurance shall:

(a) list “YALE, its trustees, directors, officers, employees and agents” as additional insureds under the policy and provide for thirty (30) days written notice prior to any cancellation or material change to the policy(ies); and

(b) be endorsed such that it provides contractual liability coverage for LICENSEE’s indemnification under Article 14.1.

In addition, LICENSEE shall purchase and maintain in effect during the TERM a policy covering product liability in amounts no less than $[********]Dollars per incident and $[********]Dollars annual aggregate; provided that, by virtue of such minimum amount of coverage required, such insurance not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Article 14.1.

14.4. By signing this Agreement, LICENSEE certifies that the requirements of Article 14.3 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED PRODUCT or LICENSED METHOD or (b) the first date, after the EFFECTIVE DATE, any LICENSED PRODUCT or LICENSED METHOD is tested or used by LICENSEE, a SUBLICENSEE or an AFFILIATE on humans, and will continue to be met thereafter. Upon YALE’s request during the TERM, LICENSEE shall furnish a Certificate of Insurance and a copy of the current insurance policy(ies) to YALE.

14.5. YALE represents and warrants to LICENSEE that (i) to YALE’s knowledge, the INVENTORS are the only persons who contributed to either the conception or first reduction to practice of the INVENTION, (ii) each INVENTOR was an employee of YALE at the time the INVENTION was first disclosed to YALE’s Office of Cooperative Research, (iii) YALE has secured a valid and binding written assignment to the INVENTION (including, without limitation, the LICENSED PATENTS) from each INVENTOR, (iv) YALE has made due inquiry of each INVENTOR and has no reason to believe that any such INVENTOR has granted, purported to grant or agreed to grant any right or license to the INVENTION or any of the LICENSED PATENTS to any third party, (v) to YALE’s knowledge, YALE owns all right, title and interest in and to the LICENSED PATENTS, (vi)YALE has the lawful right to grant the LICENSE, (vii)YALE has not granted rights or licenses in derogation of this Agreement other than those rights granted or reserved to the U.S. Government, (viii) to YALE’s knowledge, the LICENSED PATENTS are not invalid or unenforceable and (ix) in respect of the pending U.S. patent application included in the LICENSED PATENTS, YALE has presented all relevant prior art of which YALE and, to YALE’s knowledge, the INVENTORS have knowledge to the relevant Patent Examiner at the United States Patent and Trademark Office. YALE agrees that, during the TERM, YALE shall not enter into any other agreements that conflict with the rights or obligations provided hereunder, including any rights and obligations that survive termination of this Agreement.

14.6. (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 14.5, YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE LICENSED PRODUCTS, OR PRACTICE OF THE LICENSED METHODS DOES NOT OR WILL NOT INFRINGE UPON ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 14.5, YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS, LICENSED PRODUCTS AND LICENSED METHODS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY YALE. IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE 15 NOTICES

15.1. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR YALE:	FOR LICENSEE:
Managing Director	TARGACEPT, INC.
YALE UNIVERSITY	200 East First Street, Suite 300
Office of Cooperative Research	Winston-Salem, NC 27101
433 Temple Street	Attn: VP, Business and Commercial Development
New Haven, CT 06511	Attn: General Counsel

ARTICLE 16 LAWS, FORUM AND REGULATIONS, DISPUTE RESOLUTION

16.1. Any matter arising out of or related to this Agreement shall be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence. Any dispute arising out of or related to this Agreement shall be brought in a court of competent jurisdiction in the State of Connecticut.

16.2. LICENSEE shall comply, and shall cause its AFFILIATES to comply and contract with its SUBLICENSEES to comply, in all material respects with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS and practice of the LICENSED METHODS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s activities under this Agreement

16.3. Neither party shall institute a proceeding in any court or administrative agency to resolve a dispute arising out of or relating to this Agreement before that party has sought to resolve such dispute through direct negotiation with the other party. Notwithstanding the foregoing, either party may seek, without waiving any right or remedy under this Agreement, from any court having jurisdiction injunctive or provisional relief to protect the rights or property of that party pending resolution of the dispute.

ARTICLE 17 MISCELLANEOUS

17.1. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2. This Agreement constitutes the entire agreement of the parties relating to the LICENSED PATENTS, LICENSED PRODUCTS and LICENSED METHODS, and all prior representations, agreements and understandings, written or oral (including, without limitation, the various draft term sheet proposals exchanged between the parties), are merged into it and superseded by this Agreement.

17.3. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

17.4. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

17.5. No person not a party to this Agreement, including any employee of either party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

17.6. This Agreement may not be amended or modified except by written agreement executed by each of the parties. This Agreement is personal to LICENSEE and shall not be assigned by LICENSEE without the prior written consent of YALE, except no such consent shall be required in connection with any assignment by LICENSEE to an AFFILIATE or to a successor of all or substantially all of the business of LICENSEE to which this Agreement relates. Any attempted assignment in contravention of this Article 17.6 shall be null and void and shall constitute a material breach of this Agreement.

17.7. Neither LICENSEE nor any SUBLICENSEE or assignee will create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any sublicense.

17.8. The failure of either party to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

17.9. This Agreement may be executed in any number of counterparts and either party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY		TARGACEPT, INC.

By:	/s/ Jonathan Soderstrom	By:	/s/ Jeffrey C. Brennan

E. Jonathan Soderstrom, Ph.D.		Name:	Jeffrey C. Brennan
Managing Director, Office of Cooperative Research		Title:	Vice President, Business and Commercial Development

Date: 18 Jan 2007		Date: January 22, 2007

Appendix A

LICENSED PATENTS

U.S. Patent Application 10/585,562 “Mecamylamine and Other Nicotinic Antagonists for Augmentation of SSRI, MAOIs, TCA and Other Antidepressants”.

U.S. provisional applications 60/534,532 and 60/627,250

PCT/US2005/000083 (Publication No. WO05067909A1)